SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Partners Trust Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Partners Trust Financial Group, Inc.

[LOGO]

March 17, 2006

To the Shareholders of
Partners Trust Financial Group, Inc.:

You are cordially invited to attend the Annual Meeting of shareholders of Partners Trust Financial Group, Inc. to be held on Wednesday, April 26, 2006, at 10:00 a.m. Eastern Time, at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York 13901.

At the Annual Meeting, you will be asked to: (i) elect three directors, each to serve for a three-year term, (ii) ratify the appointment of KPMG LLP as independent registered public accounting firm for Partners Trust for the year ending December 31, 2006 and (iii) transact such other business as may properly come before the Annual Meeting or any adjournments.

The Board of Directors unanimously recommends that you vote FOR the proposals listed above. We encourage you to read the accompanying Proxy Statement, which provides information about Partners Trust and the election of directors to be considered at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to sign and date the enclosed proxy card and return it in the enclosed envelope or vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. Returning a proxy card or voting by telephone, or electronically through the Internet will not deprive you of your right to attend the Annual Meeting and vote your shares in person. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

/s/ John A. Zawadzki
John A. Zawadzki
President and Chief Executive Officer

PARTNERS TRUST FINANCIAL GROUP, INC.
233 Genesee Street
Utica, New York 13501
(315) 768-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Partners Trust Financial Group, Inc. will be held on Wednesday, April 26, 2006, at 10:00 a.m. Eastern Time, at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York 13901 for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

    To elect three directors for a three-year term;

    To ratify the appointment by the Board of Directors of Partners Trust of KPMG LLP as independent registered public accounting firm for Partners Trust for the fiscal year ending December 31, 2006; and

    To transact such other business as may properly come before the Annual Meeting and any adjournments of the meeting.

Shareholders of record at the close of business on March 8, 2006 are entitled to notice of and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors

/s/ John A. Zawadzki
John A. Zawadzki
President and Chief Executive Officer

Utica, New York
March 17, 2006

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT IN PERSON, YOU ARE URGED TO VOTE YOUR COMMON SHARES VIA MAIL, TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

PARTNERS TRUST FINANCIAL GROUP, INC.
233 Genesee Street
Utica, New York 13501

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 26, 2006

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement, which is first being mailed on or about March 23, 2006, is furnished to shareholders of Partners Trust Financial Group, Inc. (the ''Company'' or "Partners Trust") in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2006 Annual Meeting of Shareholders (the ''Annual Meeting'') and any adjournments of the Annual Meeting. The Annual Meeting will be held at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York 13901, on April 26, 2006 at 10:00 a.m. Eastern Time.

The Annual Meeting has been called for the following purposes: (i) to elect three directors for a three-year term (Proposal 1); (ii) to ratify the appointment by the Board of Directors of Partners Trust of KPMG LLP as independent registered public accounting firm for Partners Trust for the year ending December 31, 2006 (Proposal 2); and (iii) to transact such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. Except for procedural matters, the Board of Directors is not aware of any other matters that will be presented at the Annual Meeting and any adjournments of the Annual Meeting.

The proxies solicited hereby, if properly executed and returned to the Company and not revoked prior to their use, will be voted in accordance with the instructions contained therein by the persons named in the proxy, who have been duly appointed by the Board of Directors to vote such proxies. Unless contrary instructions are given, each proxy will be voted FOR the election of the nominees of the Board of Directors and FOR ratification of the appointment of Partners Trust's independent registered public accounting firm. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting of Shareholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the person appointed to vote the proxies will vote the shares represented by the proxies on such matters as determined by a majority of the Company's Board of Directors.

Any shareholder giving a proxy has the power to revoke it any time before it is exercised by (i) delivering to the Secretary of the Company (J. Daniel Mohr, Corporate Secretary, Partners Trust Financial Group, Inc., 233 Genesee Street, Utica, New York 13501) written revocation of the proxy, (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments of the Annual Meeting and will not be used for any other meeting.

The securities which can be voted at the Annual Meeting consist of shares of the Company's common stock, par value $0.0001 per share (the ''Common Stock''), with each share entitling its owner to one vote on each matter presented. The close of business on March 8, 2006 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The number of shares of Common Stock issued and outstanding on March 8, 2006 was 50,828,710. Shareholders' votes will be tabulated by the person appointed by the Board of Directors to act as inspector of election of the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Under the Company's Bylaws, directors are elected by a plurality of the votes cast by the shares of Common Stock and entitled to vote at the Annual Meeting. Unless otherwise required by Delaware law, applicable rules and regulations or the Company's Certificate of Incorporation or Bylaws, any other matter put to a shareholder vote will be decided by the affirmative vote of a majority of the shares, represented either in person or by proxy, and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as a vote cast or be entitled to vote on any matter presented at the Annual Meeting. Abstentions will not be counted in determining the number of votes cast in connection with any matter presented at the Annual Meeting, however, abstentions will be counted in determining the number of shares represented in connection with any matter presented at the Annual Meeting.

The Company will pay the cost of soliciting proxies for the Annual Meeting. In addition to using the mail, telephone and the Internet, Partners Trust's directors, officers and employees may also solicit proxies personally or by fax. The Company will not pay additional compensation to its directors, officers or employees for these activities. The Company also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.

Voting. If your Common Stock is held by a broker, bank or other nominee (i.e., in "street name"), you should receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

    by using the toll-free telephone number listed on the proxy card,

    by using the Internet website listed on the proxy card,

    by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone. If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote your shares of Common Stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 a.m. (New York time) on April 26, 2006. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet. If you hold your Common Stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 3:00 a.m. (New York time) on April 26, 2006. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail. You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

ELECTION OF DIRECTORS
(Proposal 1)

At the Annual Meeting, three directors will be elected to serve for a three-year term and until the director's successor is elected and qualified or until the director's earlier death, resignation or removal. Unless otherwise specified on the proxy, it is the intention of the persons serving as the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a plurality of the votes cast by the shares of Common Stock and entitled to vote at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The Board of Directors currently consists of twelve members and is divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of up to three years and until their successors are elected and qualified. The terms of William C. Craine, Gordon M. Hayes, Jr., Dr. Marybeth K. McCall and William L. Schrauth expire at the 2006 Annual Meeting. Messrs. Craine and Hayes and Dr. McCall have been nominated to stand for election at the 2006 Annual Meeting for terms expiring in 2009. Mr. Schrauth previously advised the Board of Directors that he did not intend to stand for re-election at the 2006 annual meeting. Following the annual meeting, the Board of Directors will consist of 11 members.

Messrs. Allen, Craine and Niermeyer were appointed to the Board of Directors pursuant to the terms of the Agreement and Plan of Merger between Partners Trust and BSB Bancorp relating to their July 2004 merger.

Information as to Nominees and Other Directors

The following table lists the Board of Directors' nominees for election as directors and the current directors of Partners Trust whose offices continue beyond the Annual Meeting. Also in the table is each person's age at December 31, 2005, the periods during which that person has served as a director of the Company or its subsidiary, Partners Trust Bank ("Partners Trust Bank"), and positions currently held with the Company.
Director Nominees for a Three-Year Term(1):	Age at December 31, 2005	Director Since(2)	Expiration of Term	Position
William C. Craine	57	2004	2006	Chairman of the Board of Directors, Director
Gordon M. Hayes, Jr.	57	1990	2006	Director
Dr. Marybeth K. McCall	53	1997	2006	Director
Continuing Directors:
Robert W. Allen	62	2004	2007	Director
Elizabeth B. Dugan	66	1988	2008	Director
Richard R. Griffith	58	2001	2007	Director
Nicholas O. Matt	60	2001	2007	Director
David A. Niermeyer	64	2004	2007	Director
Dwight E. Vicks, Jr.	72	1977	2008	Director
John R. Zapisek	67	1987	2008	Director
John A. Zawadzki	57	2000	2008	President, Chief Executive Officer, Director

(1) All directors are independent, except for Mr. Zawadzki, who is an executive officer of the Company.

(2) Includes service as a director of SBU Bank for periods prior to the formation of the Company as the holding company for Partners Trust Bank.

Biographical Information

Provided below is a brief description of the principal occupation for the past five years of each of Partners Trust's director nominees and continuing directors.

John A. Zawadzki. Mr. Zawadzki has been the President and Chief Executive Officer of Partners Trust since its formation in 2002. He has been the President and Chief Executive Officer of Partners Trust Bank (formerly known as SBU Bank) since August 2000. Mr. Zawadzki also serves as a director of Utica First Insurance Co., Inc.

Elizabeth B. Dugan. Since 2000, Ms. Dugan has been retired. She previously served as Acting Executive Director of the United Way of the Greater Utica Area, Inc.

Dwight E. Vicks, Jr. Mr. Vicks served as the Chairman of Vicks Lithograph & Printing Corporation from 1957 until his retirement in 2005. He serves on the board of Commercial Travelers Mutual Insurance Company, Monitor Life Insurance Company, Utica First Insurance Company, and Galaxy Funds.

John R. Zapisek. Mr. Zapisek served as Executive Vice President, Chief Financial Officer and Treasurer and director of Utica Mutual Insurance Company, Graphic Arts Mutual Insurance Company, and Republic-Franklin Insurance Company, until his retirement in 2001. He is still a director of these companies.

Robert W. Allen. Mr. Allen has been the General Partner, Allen Enterprises and Allen Family Limited Partnership since April 1999 and the Chief Executive Officer, Southern Belle Dairy Co., LLC since February 2002. Mr. Allen served as a member of the Board of BSB Bancorp since 1987.

William C. Craine. Mr. Craine served as Chairman of BSB Bancorp and BSB Bank & Trust from February 2000 until July 2004. He served as Chief Executive Officer of Granite Capital Holdings, Inc. since January 2003 and Chairman from November 1998 until his retirement in 2005. Mr. Craine has also been a Director of Preferred Mutual Insurance Company since 1977.

Richard R. Griffith. Mr. Griffith has been President of Sturges Manufacturing Co. Inc., a manufacturer of webbing straps and related assemblies located in Utica, New York, since February 1992. Mr. Griffith also serves on the board of Commercial Travelers Insurance Company.

Gordon M. Hayes, Jr. Mr. Hayes has served as the Associate Director of Planned Giving for Colgate University, located in Hamilton, New York since November 2001. Prior to that time, he served as Executive Director of the Community Foundation of Oneida and Herkimer Counties from July 1989 to July 2001.

Nicholas O. Matt. Mr. Matt has been President of the Matt Brewing Co., Inc., brewers of Saranac beer and soft drinks, located in Utica, New York, since 1989. He serves on a number of local community and business boards, including the board of Utica National Insurance Group.

Dr. Marybeth K. McCall. Dr. McCall has served as Chief Medical Officer of Rome Memorial Hospital since March 2005. Prior to that time, she served as Chief Medical Officer of Crouse Hospital from November 2001 to March 2005 and as Senior Vice President and Medical Director of Faxton-St. Lukes' Healthcare from January 1995 to May 2001.

David A. Niermeyer. Mr. Niermeyer has been President and Chief Executive Officer of Stakmore Co., Inc., a maker of folding chairs in Owego, New York since April 1980. Mr. Niermeyer served as a member of the Board of BSB Bancorp since 1994.

During fiscal 2005, Partners Trust held 13 meetings of its Board of Directors. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served.

The Board of Directors has determined that all of the members of the Board other than Mr. Zawadzki are "independent directors" under Rule 4200 of the Nasdaq Stock Market. The Board of Directors based these determinations primarily on the review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships. Mr. Zawadzki is not considered independent because he is an executive officer of Partners Trust.

Certain Board Committees; Nominations by Shareholders

The Board of Directors has adopted a charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement, as well as corporate governance guidelines that address the make-up and functioning of the Board of Directors and qualification guidelines for board members. The Board of Directors has also adopted a code of business conduct and ethics that applies to all employees, officers and directors. You can find links to these materials on the Company's website at: www.partnerstrust.com.

The Audit Committee oversees Partners Trust's financial reporting process, the system of internal financial and accounting controls, the audit process and compliance with applicable laws and regulations. The Audit Committee reviews Partners Trust's annual audited consolidated financial statements, including management's discussion and analysis and regulatory examination findings. The Audit Committee recommends the appointment of independent auditors. The members of the Audit Committee are Messrs. Hayes (Chairman), Griffith, Matt, Niermeyer and Zapisek. During the fiscal year ended December 31, 2005, the Audit Committee held five meetings. As of the date of this Proxy Statement, each of the Audit Committee members is an "independent director" under Rule 4200 of the Nasdaq Stock Market. The Board has determined that, in addition, Messrs. Niermeyer & Zapisek are each an "audit committee financial expert" as defined under the rules of the Securities and Exchange Commission.

The Compensation Committee reviews and makes determinations as to employee and executive officer compensation. The Compensation Committee also recommends long-term incentive plan awards. The members of the Compensation Committee are Mr. Allen (Chairman), Ms. Dugan, Dr. McCall, and Messrs. Matt, Schrauth and Vicks. During the fiscal year ended December 31, 2005, the Compensation Committee held five meetings. As of the date of this Proxy Statement, each of the Compensation Committee members is an "independent director" under Rule 4200 of the Nasdaq Stock Market.

The Board of Directors has appointed a Governance Committee that has overall responsibility for recommending corporate governance processes and board operations for the Company. The Governance Committee also has responsibility for recommending nominees for election to the Board of Directors. The members of the Governance Committee are Messrs. Zapisek (Chairman) and Craine, Ms. Dugan, and Messrs. Griffith and Vicks. During fiscal 2005, the Governance Committee held four meetings. In addition, under Partners Trust's present Bylaws, shareholders eligible to vote at the Annual Meeting may make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of Partners Trust. As of the date of this Proxy Statement, each of the Governance Committee members is an "independent director" under Rule 4200 of the Nasdaq Stock Market.

Nominations by stockholders of persons for election to the Board of Directors must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be received at the principal executive offices of the Company no later than the date designated for receipt of stockholders' proposals in a prior public disclosure made by the Company. If there has been no such prior public disclosure, then to be timely, a stockholder's nomination must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days' notice of the date of the meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The stockholder's notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving notice (i) the name and address, as they appear on the Company's books, of the stockholder proposing such nomination, and (ii) the class and number of shares of the Company which are beneficially owned by the stockholder.

The Governance Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders and by management. The Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. The Governance Committee considers all aspects of a candidate's qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives. Among the qualifications, qualities and skills of a candidate considered important by the Governance Committee are a commitment to representing the long-term interests of the shareholders; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity and values; practical wisdom and sound judgment; and business and professional experience in fields such as finance and accounting.

Shareholders who want to communicate with the Board of Directors or any single Director can write to:

Partners Trust Financial Group, Inc.
Chairman of the Board of Directors
233 Genesee Street
Utica, New York 13501

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the full Board.

Director Attendance at Annual Meetings

We expect that the Board of Directors will attend the Annual Meeting, absent a valid reason, such as a previously scheduled conflict.

The Board of Directors recommends that shareholders vote FOR the election of all of its director nominees.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers of Partners Trust

The following table sets forth certain information regarding the executive officers of Partners Trust at December 31, 2005.

Name	Age as of December 31, 2005	Position
John A. Zawadzki	57	President, Chief Executive Officer and Director
Steven A. Covert	43	Senior Executive Vice President and Chief Operating Officer
Howard W. Sharp	59	Executive Vice President
Daniel J. O'Toole	42	Executive Vice President and Chief Credit and Risk Management Officer
Richard F. Callahan	53	Senior Vice President, Retail Banking
J. Daniel Mohr	40	Senior Vice President and Chief Financial Officer

Provided below is a brief description of the principal occupation for the past five years of each of Partners Trust's executive officers other than Mr. Zawadzki. For information regarding Mr. Zawadzki, see "Election of Directors - Biographical Information."

Steven A. Covert. Mr. Covert is Senior Executive Vice President and Chief Operating Officer and has served in that capacity since October 2005. Prior to that time, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer and has been with Partners Trust Bank since December 2000.

Howard W. Sharp. Mr. Sharp, who will retire on March 31, 2006, is Executive Vice President and has served in such capacity since July 2004. He was a director of BSB Bancorp from November 2000 until July 2004. He was the President and Chief Executive Officer of BSB Bancorp and BSB Bank & Trust from November 2000 until July 2004.

Daniel J. O'Toole. Mr. O'Toole is Executive Vice President and Chief Credit and Risk Management Officer and has served in that capacity since October 2005. Prior that that time, he served as Senior Vice President and Chief Credit Officer of Partners Trust Bank since September 2002. From June 1992 to September 2002, he was employed by HSBC Bank USA. From August 2000 to September 2002, he was the Senior Vice President and Commercial Executive for HSBC Bank USA's Central Region.

Richard F. Callahan. Mr. Callahan has served as Senior Vice President, Retail Banking since January 2001. Prior to that time, he served as District Manager and Senior Vice President of Fleet Bank in Utica, New York.

J. Daniel Mohr. Mr. Mohr joined Partners Trust in December 2004 and has served as Senior Vice President and Chief Financial Officer since October 2005. From December 2004 until October 2005, Mr. Mohr was the Company's Vice President of Finance. Prior to joining Partners Trust, he was the Chief Financial Officer of Pioneer Management Group, a commercial real estate development and property management company, from October 1999 to November 2004. From July 1993 to July 1999, he served as the Chief Financial Officer for Skaneateles Bank. Mr. Mohr is a Certified Public Accountant.

Executive Compensation

The following table sets forth the cash and certain other compensation paid by Partners Trust Bank for services rendered in all capacities during fiscal 2005, 2004, and 2003 to the President and Chief Executive Officer and each of the other four most highly compensated executive officers serving at December 31, 2005 (the "named executive officers").

	Annual Compensation				Long Term Compensation Awards
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Other Annual Compensation (1)	Restricted Stock Awards ($)(2)	Options (#)	All Other Compensation (3)

John A. Zawadzki President and Chief Executive Officer	2005 2004 2003	$ 390,385 340,385 296,210	$ 225,000 225,000 150,000		$ 1,484,525 -- --	275,000 -- --	$ 14,151 6,213 67,429
Steven A. Covert Senior Executive Vice President and Chief Operating Officer	2005 2004 2003	$ 228,885 195,577 167,923	$ 100,000 101,500 55,000		$ 1,187,620 201,504 --	225,000 9,751 --	$ 6,754 6,479 6,329
Howard W. Sharp(4) Executive Vice President	2005 2004 2003	$ 450,000 190,385 --	-- -- --		-- -- --	-- -- --	$ 6,723 678 --
Daniel J. O'Toole Executive Vice President and Chief Credit and Risk Management Officer	2005 2004 2003	$ 182,269 157,692 140,000	$ 80,000 65,000 28,000		$ 890,715 161,208 --	120,000 9,751 --	$ 4,063 450 720
Richard F. Callahan Senior Vice President, Retail Banking	2005 2004 2003	$ 154,846 140,654 128,442	$ 45,000 50,000 30,000		$ 593,810 120,011 --	90,000 9,751 --	$ 5,099 4,940 4,573

(1) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

(2) As of December 31, 2005, the executive officers held the following shares of restricted stock: Mr. Zawadzki, 198,657 shares with a value of $2,393,817; Mr. Covert, 166,728 shares with a value of $2,009,072; Mr. O'Toole, 105,471 shares with a value of $1,270,926.; and Mr. Callahan, 114,086 shares with a value of $1,374,736; The values are based on the closing price of the Company's common stock on the Nasdaq National Market of $12.05 on Friday, December 30, 2005. The 2005 awards are calculated based on the closing market price of the Company's common stock on the Nasdaq National Market of $9.98 on April 27, 2005, the grant date. The total number of shares of restricted stock awarded to Messrs. Zawadzki, Covert, O'Toole and Callahan in 2005 were 148,750 shares, 119,000 shares, 89,250 and 59,500 shares, respectively. This restricted stock vests in five annual installments beginning on April 27, 2006. The 2004 awards are calculated based on the closing market price of the Company's common stock on the Nasdaq National Market of $20.67 on February 12, 2004, the grant date. The total number of shares of restricted stock awarded to Messrs. Covert, O'Toole and Callahan in 2004 were 9,751 shares, 7,801 shares and 5,851 shares, respectively. This restricted stock vests in five annual installments beginning on February 12, 2005. Dividends are being paid on all restricted stock grants.

(3) The amounts shown represent (a) contributions made by Partners Trust Bank under Partners Trust Bank's 401(k) plan, (b) the dollar value of the benefit of premiums paid for split-dollar life insurance policies, projected on an actuarial basis, (c) life insurance premiums paid by Partners Trust Bank, (d) $6,261 paid to Mr. Zawadzki in 2005 to reimburse him for relocation expenses, and (e) $60,000 paid to Mr. Zawadzki in 2003 to compensate him for options he forfeited in connection with leaving his position at his prior employer.

(4) Mr. Sharp commenced employment with Partners Trust on July 14, 2004.

Benefit Plans

Partners Trust Bank (formerly known as SBU Bank) is the principal operating subsidiary of Partners Trust. As such, our benefit plans are principally organized at the Partners Trust Bank level, as described below.

Employment Agreements. Partners Trust has entered into employment agreements with Messrs. Zawadzki and Covert, which were amended January 25, 2006. The initial terms of these agreements end on March 31, 2009. The agreements provide that each agreement may be extended by written notice from Partners Trust to the executive for an additional consecutive 12-month period no later than March 31, 2007 and every subsequent March 31. Under the agreements, the current base salaries for Messrs. Zawadzki and Covert are $414,000 and $239,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs, and other employee benefit and fringe benefit plans applicable to executive employees. In addition, the agreements provide for at least four weeks paid vacation, reasonable sick leave, reimbursement of moving expenses, reimbursement of certain club membership fees incurred by each executive and the use of a bank-owned automobile.

The agreements provide for voluntary termination by the executive with 60 days written notice or termination by Partners Trust for cause (as defined in the agreements) at any time. In both cases, the executive would have no right to receive compensation or other benefits for any period after termination.

Under each employment agreement, if an executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his base salary for twenty-six consecutive weeks following his use of all available sick leave reduced to the extent benefits are received under disability insurance, workers' compensation or other similar programs. Partners Trust may terminate the executive at the end of this period. In the event of the executive's death during the term of the agreement, Partners Trust will pay executive's base salary to his designated beneficiary for a period of 90 days following his death.

In the event Partners Trust terminates the executive's employment for reasons other than for cause (as defined in the agreement) or for reasons other than death, disability or a change in control, the executive would be entitled to a lump sum payment equivalent to the unpaid compensation and benefits that would have been paid or earned by the executive under the agreement through the end of the employment term or for a period of 12 months following the date of termination, whichever period is longer. Such payment would be made within 30 days of the date of termination. Messrs. Zawadzki and Covert have also agreed not to compete with Partners Trust or any of its affiliates in any area or market for a period of 24 months after termination of their employment with Partners Trust (unless they are terminated by Partners Trust without cause or due to a change in control). Additionally, Messrs. Zawadzki and Covert have agreed that until one year after termination of employment, they will not solicit the services of the employees of Partners Trust or Partners Trust Bank or of any former employee who terminated employment within the prior six months as well as that they will not solicit or accept business from an actual or prospective customer of Partners Trust or Partners Trust Bank.

If the executive's employment terminates as a result of a change in control (as defined in the agreement), either involuntarily or voluntarily for good reason (as defined in the agreement) within six months prior to or 24 months after such change of control then the executive would be entitled to a severance benefit equal to 2.99 times the executive's average annual compensation included in gross income for income tax purposes during the five full calendar years, or shorter period of employment, that immediately precedes the year in which the change in control occurs. If any change in control benefits paid to Messrs. Zawadzki or Covert under the agreements constitute an "excess parachute payment" within the meaning of Internal Revenue Code Sections 280G and 4999, Partners Trust has agreed to pay the executive an additional amount, referred to as a gross-up payment, equal to the excise tax imposed on the payments, plus taxes imposed on the additional payment; provided that the gross-up payment will provide the executive with a net after-tax benefit of at least $50,000. Messrs. Zawadzki and Covert would receive approximately $2.1 million and $1.2 million, respectively, pursuant to their employment agreements upon a change in control of Partners Trust, based upon current levels of compensation. These amounts do not include any benefit paid as a result of accelerated vesting of stock options or restricted stock.

Mr. Sharp entered into an employment agreement with Partners Trust that became effective upon the acquisition of BSB Bancorp on July 14, 2004. Under our agreement with Mr. Sharp, he serves as a senior executive of Partners Trust, with duties commensurate with this position. He is paid an annual base salary of $450,000 and is eligible to participate in our employee benefit plans. If Mr. Sharp dies during his employment term, he or his beneficiary will receive a lump sum payment of his base salary for the remainder of the employment term. If Mr. Sharp is terminated due to disability, he will receive his base salary for the remainder of the employment term. In the case of termination due to death or disability, Mr. Sharp will also receive any other disability or death benefits that would have been provided to a similarly situated executive. Mr. Sharp has agreed not to compete with us during the term of the agreement and for a period of three years following the termination of his employment. Mr. Sharp's agreement terminates on March 31, 2006.

If Mr. Sharp voluntarily terminates his employment with Partners Trust for good reason (as defined in his employment agreement) or Partners Trust terminates his employment without cause (as defined in his employment agreement), he will receive a lump sum payment of his base salary for the remainder of his employment term within 30 days of termination. In addition, unless he voluntarily terminates his employment without good reason (as defined in his employment agreement) or he is terminated by Partners Trust for cause (as defined in his employment agreement), he will continue to receive group life, health, dental, accident and long term disability insurance coverage for the remainder of his employment term. If any of these payments to Mr. Sharp would constitute an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G and 4999, Partners Trust has agreed to pay him an additional amount, referred to as a gross-up payment, equal to the excise tax imposed on the payments, plus taxes imposed on the additional payment; provided that the gross-up payment will provide him with a net after-tax benefit of at least $10,000.

Each of Messrs. Callahan and O'Toole entered into an employment agreement with Partners Trust. Mr. Callahan's employment agreement became effective on December 1, 2004 and Mr. O'Toole's employment agreement became effective on November 30, 2004. Both agreements were amended on January 25, 2006.

Under our agreement with Mr. Callahan, he serves as Senior Vice President/Retail Banking of Partners Trust, with duties commensurate with this position. Mr. Callahan is paid an annual base salary of $160,500, is eligible to receive an annual bonus and is eligible to participate in our employee benefit plans. Under our agreement with Mr. O'Toole, he serves as Executive Vice President - Chief Credit and Risk Management Officer of Partners Trust, with duties commensurate with this position. Mr. O'Toole is paid an annual base salary of $190,500, is eligible to receive an annual bonus and is eligible to participate in our employee benefit plans. Mr. Callahan and Mr. O'Toole have agreed not to compete with us during the term of their agreements and for a period of twelve months following the termination of their employment. Mr. Callahan's and Mr. O'Toole's employment agreements terminate on March 31, 2008. The agreements provide that each agreement may be extended by written notice from Partners Trust to the executive for an additional consecutive 12-month period no later than March 31, 2007 and every subsequent March 31.

If Partners Trust terminates the employment of Mr. Callahan or Mr. O'Toole without cause (as defined in their employment agreements), the executive will receive a lump sum payment of his base salary for the remainder of his employment term within 30 days of termination. In addition, in the event that Partners Trust terminates the employment of Mr. Callahan or Mr. O'Toole, or in the event that Mr. Callahan or Mr. O'Toole voluntarily terminates his employment with good reason (as defined in their employment agreements), in either case within six months prior to, or 24 months after, a change of control (as defined in their employment agreements), the Company will, within 60 days of termination, pay to the executive a lump cash payment equal to 2.0 times the average annual compensation paid to the executive by Partners Trust during the five full calendar years (or shorter period of employment) that immediately precede the year in which the change of control occurs.

Executive Supplemental Retirement Income Agreement and Split Dollar Life Insurance Arrangement. In June 2001, we entered into an unfunded Executive Supplemental Retirement Income Agreement (the "SERP") with Mr. Zawadzki. Upon Mr. Zawadzki's retirement from Partners Trust Bank at or after age 65, he will be entitled to an annual supplemental retirement income benefit equal to 60% of his average annual base salary during the preceding 36 months of full-time employment, payable in monthly installments over 180 months. Based on Mr. Zawadzki's 2005 base salary of $400,000 and assuming a 3% increase in base salary per year, the annual retirement benefits payable to him at age 65 would be approximately $290,000. If Mr. Zawadzki remains in continuous service with Partners Trust Bank, he may elect to receive an early retirement benefit at or after age 62 equal to a percentage of his supplemental retirement income benefit. The percentage will be 70% if he retires at age 62, 80% at age 63 and 90% at age 64.

If Mr. Zawadzki becomes disabled after age 60 but before age 65, he will be entitled to a supplemental disability benefit equal to a percentage of his supplemental retirement income benefit. The percentage will be 60% if he is disabled at age 60, 65% at age 61 and otherwise in accordance with the percentages attributable to the early retirement provisions discussed above. In the event Mr. Zawadzki dies after termination of employment but before commencement or completion of payment of his 180 monthly benefits, Partners Trust Bank will continue payment of the monthly installments to his beneficiary. If Mr. Zawadzki dies after attainment of age 60 but before termination of employment, his beneficiary will receive a survivor's benefit over 180 months equal to the supplemental retirement income benefit, calculated as if Mr. Zawadzki had died on or immediately following attainment of age 65 and assuming annual three percent increases in his base salary until such age. Upon the request of his beneficiary after his death, and in the sole discretion of the board of directors, any monthly installments remaining under any of the above arrangements may be paid in a lump sum equivalent to the present value of the remaining monthly payments.

In the event Mr. Zawadzki terminates employment within three years following a change in control (as defined in the SERP), he will be entitled to receive the full supplemental retirement income benefit, calculated as if he had retired following attainment of age 65 and had received annual three percent increases in his base salary until attaining that age. If Mr. Zawadzki is terminated for cause (as defined in the SERP) at any time, including within three years following a change of control, his benefits under the SERP will be forfeited and the SERP will become null and void. Mr. Zawadzki has also agreed not to directly or indirectly compete with Partners Trust Bank from the time of termination of employment until the final payment is made under the SERP without Partners Trust Bank's prior written consent. In the event that he violates this non-compete provision under the SERP, payments under the SERP will be suspended and all rights to further payments will be terminated if the violation continues for an additional six months. However, if Mr. Zawadzki's termination of employment follows a change in control or other material change in the bank's structure or business activities, he will be entitled to his benefits under the SERP regardless of whether his post-termination activities compete with Partners Trust Bank.

Partners Trust Bank has also entered into an endorsement split dollar agreement for the benefit of Mr. Zawadzki under which Partners Trust Bank purchased life insurance to provide death benefits to Mr. Zawadzki's beneficiary if Mr. Zawadzki dies before he attains age 60. Partners Trust Bank will pay the annual premiums on the split dollar life insurance policy and will have an interest in the policy equal to the greater of the aggregated amount of the premiums paid or the policy's entire cash surrender value. Upon Mr. Zawadzki's death, Partners Trust Bank will be entitled to receive an amount equal to its interest in the policy, less the amount of any indebtedness against the policy and any interest due on such indebtedness and Mr. Zawadzki's beneficiary will receive the death benefits provided under the policy in excess of the amount payable to Partners Trust Bank. The split dollar agreement will terminate once Mr. Zawadzki attains age 60, upon a disability on or after age 57, or termination of employment prior to age 60.

Incentive Savings Plan. Partners Trust Bank maintains the Partners Trust Incentive Savings Plan (the "401(k) Plan"), a tax-qualified defined contribution plan. Employees age 21 or older who have worked at Partners Trust Bank for one year in which they have 1,000 or more hours of service are eligible to participate in the 401(k) Plan. Participants may contribute up to 100% of their compensation (as defined in the 401(k) Plan) on a before-tax basis and up to 5% on an after-tax basis. Partners Trust Bank matches 100% of before-tax contributions up to 2% of each participant's compensation and up to 50% of the next 2% of the participant's compensation, for a maximum matching contribution equal to 3% of compensation. Partners Trust Bank may from time to time change the 401(k) Plan to provide for a different matching contribution. Participants become vested in the employer matching contributions at the rate of 20% per year of service, starting upon completion of one year of service, and become fully vested upon completion of five years of service. In addition, participants' accounts become fully vested in the event of termination of employment due to retirement, disability or death. Participants are always 100% vested in their before- and after-tax contributions.

The 401(k) Plan permits participants to direct the investment of their accounts into various investment options set forth under the plan, including an "Employer Stock Fund" which invests primarily in Partners Trust common stock.

Upon termination of employment at the normal or postponed retirement date or in the event of disability, the standard form of distribution will be a single cash payment as soon as administratively possible. A participant may also elect to receive the value of his plan account in monthly, semi-annual or annual installments, for a period not exceeding his life expectancy and the life expectancy of his beneficiary. In the event of the participant's death, the value of the plan account will be paid to the participant's beneficiary in a single cash payment. If the participant had elected to receive payments in installments and dies before receiving all his installments, his beneficiary will continue to receive the installments.

Retirement Plan. We maintain the Retirement Plan of Partners Trust Bank (the "Retirement Plan"), a tax-qualified defined benefit pension plan. Effective November 1, 2002, Partners Trust Bank froze all pension benefit accruals and participation in the Retirement Plan for former employees of SBU Bank. The Retirement Plan for Former Employees of BSB Bank & Trust Company (a subsidiary of BSB Bancorp) was merged into The Retirement Plan of Partners Trust Bank on September 30, 2005. Effective July 14, 2004, Partner's Trust acquired BSB Bancorp. Consequently, Partner's Trust became the Sponsor of the BSB Plan. Concurrent with the July 14, 2004 acquisition, all benefits under the Plan were frozen effective July 31, 2004. This means that commencing November 1, 2002 and July 31, 2004, respectively, no employee who is not already a participant will be eligible for enrollment in the Retirement Plan, no further benefits will accrue to any participant and average annual earnings used to compute benefits under the Retirement Plan will not include any compensation earned by a participant on or after November 1, 2002 and July 31, 2004, respectively. Retirement Plan participants become entitled to retirement benefits upon attainment of normal retirement age (for employees who became participants on or after October 1, 1988, normal retirement age is the later of attainment of age 65 or the fifth anniversary of participation in the plan; for employees who became participants before October 1, 1988, normal retirement age is age 65). The normal retirement benefit for former employees of SBU Bank is equal to (a) 2% of the participant's average annual earnings multiplied by credited service prior to January 1, 1986, plus (b) 1-2/3% of the participant's average annual earnings multiplied by the participant's credited service after December 31, 1985, reduced by (c) a portion of the participant's primary Social Security benefit offset. The sum of years of credited service of (a) and (b) may not exceed 30 years. The normal retirement benefit for former employees of BSB is as follows: (i) for a participant who has completed 15 years of vested service at December 31, 2003, 2% of average annual earnings times credited service. The maximum benefit provided is 60% of average annual earnings; (ii) for a participant employed on December 31, 2003 who has completed less than 15 years of vested service, 2% of average annual earnings times credited service prior to December 31, 2003, plus 1-1/3% average annual earnings times credited service after December 31, 2003. The total credited service recognized is limited to 30 years; and (iii) for a participant employed after December 31, 2003, 1-1/3% average annual earnings times credited service up to 30 years. The benefit may be offset for any accrued benefit from a prior Employer in which credited service is recognized under this plan. An early retirement benefit will be reduced to reflect the longer period over which the benefit will be paid.

The following tables sets forth, as of December 31, 2005, the estimated annual retirement benefits that would be payable under the Retirement Plan upon retirement at or after a participant's normal retirement date, expressed in the form of a single life annuity for the average annual earnings and credited service classifications specified below, and not reduced by Social Security or another offset amount.

Retirement Benefit Table for Former Employees of SBU Bank

Years of Service and Benefit Payable at Retirement
Final Average Compensation	5	10	15	20	25	30
$ 50,000	$ 2,479	$ 4,957	$ 7,436	$ 9,914	$ 12,393	$ 14,872
75,000	4,305	8,609	12,914	17,218	21,523	25,828
100,000	6,293	12,586	18,879	25,172	31,464	37,757
125,000	8,380	16,761	25,141	33,522	41,902	50,282
150,000	10,468	20,936	31,404	41,872	52,339	62,807
160,000	11,303	22,606	33,909	45,212	56,514	67,817
170,000	12,138	24,276	36,414	48,552	60,689	72,827
180,000	12,973	25,946	38,919	51,892	64,864	77,837
200,000	14,643	29,286	43,929	58,572	73,214	87,857
210,000	15,478	30,956	46,434	61,912	77,389	92,867

Retirement Benefit Table for Former Employees of BSB

Years of Service and Benefit Payable at Retirement
Final Average Compensation	5	10	15	20	25	30	35
$75,000	$ 7,500	$ 15,000	$ 22,500	$ 30,000	$ 37,500	$ 45,000	$ 45,000
100,000	10,000	20,000	30,000	40,000	50,000	60,000	60,000
125,000	12,500	25,000	37,500	50,000	62,500	75,000	75,000
150,000	15,000	30,000	45,000	60,000	75,000	90,000	90,000
160,000	16,000	32,000	48,000	64,000	80,000	96,000	96,000
170,000	17,000	34,000	51,000	68,000	85,000	102,000	102,000
200,000	20,000	40,000	60,000	80,000	100,000	120,000	120,000
210,000	21,000	42,000	63,000	84,000	105,000	126,000	126,000

As of December 31, 2005, Messrs. Zawadzki, Covert and Callahan each had two years of credited service under the Retirement Plan. Mr. Sharp (as a former BSB employee) had four years of credited service and Mr. O'Toole is not a participant in the plan.

Employee Stock Ownership Plan and Trust. We adopted the Partners Trust Employee Stock Ownership Plan (the "ESOP"), effective January 1, 2002, in connection with the April 2002 initial public offering. Employees who are at least 21 years old, who have at least one year of employment with Partners Trust Bank or an affiliated corporation and who complete at least 1,000 hours of service each calendar year, are eligible to participate. As part of the April 2002 initial public offering, the ESOP borrowed $5,118,080 from Partners Trust at a fixed rate of interest equal to the prime rate on the date of the loan and used those funds to purchase 511,808 shares in the stock offering, pledging the purchased common stock as collateral for the loan. Subsequently, as of part of the July 2004 second-step conversion, the ESOP borrowed $11,900,000 from Partners Trust at a fixed rate of interest equal to the prime rate on the date of the loan and used those funds to purchase 1,190,000 shares in the stock offering, pledging the purchased common stock as collateral for the loan. The loans will be repaid principally from discretionary employer contributions to the ESOP over a period of up to 10 years. The loan documents provide that the loans may be repaid over a shorter period, without penalty. Shares purchased by the ESOP are being held in a suspense account for allocation among participants as the loans are repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loans will be allocated among ESOP participants on the basis of compensation (as such term is defined in the ESOP) in the year of allocation. Account balances under the plan become vested at the rate of 20% per year, starting upon completion of one year of credited service, and will be fully vested upon completion of five years of credited service. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock or cash or a combination of cash and shares. Contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. Benefits payable under the ESOP therefore cannot be estimated. Under generally accepted accounting principles, however, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the ESOP will terminate and the ESOP trustee will sell sufficient shares of unallocated stock to repay any outstanding ESOP loans. After repayment of the ESOP loans, all remaining unallocated shares will be allocated to ESOP participants' accounts based on the terms of the ESOP.

Option Grants

Long-Term Equity Compensation Plan. The Board of Directors and stockholders of Partners Trust adopted and approved the Partners Trust Long-Term Equity Compensation Plan (the "LTECP"), which provides eligible directors, officers and employees with the opportunity to obtain a proprietary interest in Partners Trust. The LTECP consists of a stock option plan and a Management Recognition Plan (the "MRP") through which restricted stock and restricted stock units may be awarded. The primary objective of the LTECP is to enhance our ability to attract and retain highly qualified officers, employees and directors by providing such persons with stronger incentives to continue to serve Partners Trust and Partners Trust Bank and to expend maximum effort to improve our business results and earnings.

Options under the LTECP may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of stock on the grant date and expires no later than ten years following the grant date. The vesting schedule for each option is set in the award agreement, but generally the options vest at a rate of 20% per year. The option price is also set in the award agreement and is fixed by the board of directors at not less than the fair market value of Partners Trust's stock on the grant date.

As of December 31, 2005, there were a total of 5,196,322 shares of common stock reserved for issuance under the LTECP, of which 4,316,546 shares of authorized but unissued common stock have been reserved for issuance upon option exercises and 879,776 shares of authorized but unissued common stock have been reserved for grants of restricted stock and restricted stock units under the MRP. Partners Trust also has the alternative to issue treasury stock under the LTECP.

The following table provides information on option grants in the fiscal year ended December 31, 2005 to the named executive officers.
	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
John A. Zawadzki	275,000	21.3%	$ 9.98	4/27/15	$ 1,726,001	$ 4,374,026
Steven A. Covert	225,000	17.5%	9.98	4/27/15	1,412,183	3,578,749
Howard W. Sharp	--	--	--	--	--	--
Daniel J. O'Toole	120,000	9.3%	9.98	4/27/15	753,164	1,908,666
Richard F. Callahan	90,000	7.0%	9.98	4/27/15	564,873	1,431,499

(1) Vests in 5 equal installments annually beginning on April 27, 2006.

Option Exercises and Holdings

The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during 2005 and the value of all unexercised options held by such individuals as of December 31, 2005.
	Aggregated Option Exercises During Fiscal Year Ended December 31, 2005 and Fiscal Year-End Option Values
			Number of Unexercised Options at Year-End		Value of Unexercised In-The-Money Options at Year-End
Name	Shares Acquired Upon Exercise	Value Realized ($)	Exercisable/ Unexercisable (#)		Exercisable/ Unexercisable ($)
John A. Zawadzki	--	$ --	146,264	372,511	$ 769,349	$ 1,082,158
Steven A. Covert	3,000	8,970	115,961	310,810	599,698	876,077
Howard W. Sharp	--	--	346,327	46,353	1,618,205	50,061
Daniel J. O'Toole	--	--	34,036	159,005	168,772	412,533
Richard F. Callahan	--	--	48,754	129,005	246,189	350,433

Equity Compensation Plan Information

The following table presents information regarding Partners Trust's equity compensation plan.
	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,055,618	$ 8.61	277,455
Equity compensation plans not approved by security holders	--	--	--

Transactions with Directors and Executive Officers

From time to time Partners Trust Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. It is the belief of management that these loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectibility nor present other unfavorable features.

The Sarbanes-Oxley Act generally prohibits loans by Partners Trust to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Partners Trust Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Partners Trust Bank is, therefore, prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Partners Trust Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Director Compensation

The Board of Directors of Partners Trust are the same as the Board of Directors of Partners Trust Bank. Partners Trust Bank pays each non-employee director an annual retainer of $15,000, except that the Chairman of the Board receives an annual retainer of $70,000, and the Chairs of the Audit Committee, Compensation Committee and Governance Committee receive annual retainers of $19,000, $16,500 and $16,500, respectively (inclusive of their retainer as a director). A fee of $1,200 is provided to each non-employee director for attendance at a board meeting (other than the Chairman, who receives no such meeting fees). Non-employee directors receive a fee of $500 for each committee meeting attended (other than the Chairman, who receives no such committee fees). No separate fees are paid to directors in their role as directors of Partners Trust.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company has adopted a multi-faceted approach towards compensating all of its employees, including executive officers. The underlying philosophy and description of major components of the total compensation program are described below.

The total compensation program is intended to align compensation with business objectives and enable the Company to attract and retain individuals who are contributing to the long-term success of the Company.

The Company regularly compares its cash, equity and benefits based compensation practices with those of other companies of similar size, operating in similar geographic market areas, many of which are represented in the stock performance graph included on page 24, and establishes compensation parameters based on that review.

The Company recognizes that its long-term success results from the coordinated efforts of employees working towards common, well established objectives. While individual accomplishments are encouraged and rewarded, the performance of the Company is a determining factor in total compensation opportunities.

The Company strives to ensure that compensation levels accurately reflect the level of accountability that each individual has within the Company; employees are informed of the total compensation program; decisions made regarding individual performance which affect compensation matters are based upon an objective assessment of performance; and all employees have equal access to positions within the Company which provide for increased levels of total compensation.

The process of assessing performance involves the following:

1. Prior to the beginning of each fiscal year, the Chief Executive Officer establishes goals which are quantified in the Company's budget and strategic plan, which must be approved by the full Board. Those goals include specific financial targets relative to earnings and asset quality.

2. Individuals at each successive level of management establish written goals, which must be approved by their respective managers, and are linked to the strategic objectives in the Company's strategic plan.

3. All goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that accomplishment of retained goals is ensured.

4. At the end of the fiscal year, performance is evaluated against goals and other key position responsibilities. Such evaluations affect decisions on salary, cash incentive, and stock option matters.

Compensation Programs

The Company defines itself as a leading community oriented financial institution which provides products of a more comprehensive and advanced nature than those offered by smaller institutions, while simultaneously providing a level of service which exceeds the service quality delivered by larger regional and money center organizations. The delivery of those products and services, in ways that enhance shareholder value, requires that the Company attract key people, promote teamwork, and reward results. In furtherance of those requirements, the Company maintains the following compensation programs.

Base Salaries

The Company sets base salaries for employees by reviewing the total cash compensation opportunities for competitive positions in the market. In order to more closely align employee compensation to the Company's performance, the Company uses a combination of competitive base salaries and performance incentive opportunities to provide for total compensation that may exceed those in comparable companies which do not generate comparable financial results.

Stock Compensation

Partners Trust's shareholders approved the Long-Term Equity Compensation Plan that provides directors, officers and employees with a proprietary interest in Partners Trust. The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. This program serves as an effective tool in recruiting key individuals and utilizes vesting periods to encourage these individuals to continue in the employ of the Company.

The Company believes that the use of equity-based compensation such as stock options and restricted stock is important in that it aligns the interests of key personnel with those of the shareholders.

CEO Compensation

The key performance measure used to determine Mr. Zawadzki's 2005 compensation was the Committee's assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of Partners Trust. In addition to leading Partners Trust to financial achievements, Mr. Zawadzki has established a strong record in the areas of innovation and management efficiency, and has built a strong management team, and aggressively pursued new areas for growth.

Consistent with Partners Trust's executive compensation philosophy, Mr. Zawadzki's total compensation package depends largely on annual and long-term incentive compensation. The annual incentive component is currently made up of the possibility of a cash bonus under the terms of his employment agreement, determined by the Board of Directors. The long-term incentive component has taken the form of stock options and restricted stock granted under the Long-Term Equity Compensation Plan. Both the annual and long-term components of Mr. Zawadzki's incentive compensation are variable and closely tied to corporate performance in a manner that encourages dedication to building shareholder value.

The Committee annually reviews the CEO's performance against pre-established goals and with respect to our performance. The Committee considers improvements in historical measures such as return on equity, return on assets, non-performing assets to total assets and net non-interest expense to total expense in its assessment of performance.

Mr. Zawadzki's annual base salary is fixed, subject to increases by the Board of Directors in its sole discretion. For 2005, his salary amounted to $400,000. The Committee believes that Mr. Zawadzki's salary is fixed at a level which is comparable to the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at similar banks and bank holding companies. In determining Mr. Zawadzki's compensation, the Committee has also relied on national and regional survey data for comparable positions at banks of similar size, and published information on peer banks within the Upstate New York market.

Compensation Committee
Robert W. Allen (Chairman)
Elizabeth B. Dugan
Marybeth K. McCall
Nicholas O. Matt
William L. Schrauth
Dwight E. Vicks, Jr.

Compensation Committee Interlocks and Insider Participation

From time to time Partners Trust Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. It is the belief of management that these loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectibility nor present other unfavorable features.

Audit Committee Report

The Audit Committee currently has five members: Gordon M. Hayes, Jr. (Chairman), Nicholas O. Matt, David A. Niermeyer, John R. Zapisek and Richard R. Griffith. As of the date of this Proxy Statement, each of the Committee members is an "independent director" under the Rule 4200 of the Nasdaq Stock Market. The Audit Committee's responsibilities are described in a written charter that was adopted by the Board of Directors of Partners Trust, a copy of which is attached as Appendix A to this Proxy Statement.

The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements for the fiscal year ended December 31, 2005 with Partners Trust's management. The Audit Committee has discussed with KPMG LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to Partners Trust's Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee
Gordon M. Hayes, Jr. (Chairman)
Richard R. Griffith
Nicholas O. Matt
David A. Niermeyer
John R. Zapisek

Auditor Fee Information

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for the years ended December 31, 2005 and December 31, 2004 and fees billed for other services rendered by KPMG LLP during those periods:

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$529,000	$763,500
Audit Related Fees (2)	47,300	22,700
Tax Fees (3)	132,385	123,705
Total	$708,685	$909,905

(1) Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2) Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." This category includes fees related to employee benefit plan audits.

(3) Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

Certain Relationships

For a description of loans made to Partners Trust Bank's directors, executive officers and related persons and entities, see "Compensation Committee Interlocks and Insider Participation."

STOCK OWNED BY MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of March 8, 2006 by (1) each director, (2) each nominee for election as director, (3) each of the named executive officers and (4) all directors and executive officers as a group.
Name of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (b)	Amount of Options Included In Ownership	Percentage of Ownership
Robert W. Allen Director	229,498	72,914	*
Richard F. Callahan Senior Vice President - Retail Banking	209,086	68,704	*
Steven A. Covert Senior Executive Vice President and Chief Operating Officer	422,062	162,911	*
William C. Craine Chairman of the Board of Directors	367,256	16,214	*
Elizabeth B. Dugan Director	83,309	30,346	*
Richard R. Griffith Director	81,246	30,346	*
Gordon M. Hayes, Jr. Director	70,210	30,346	*
Nicholas O. Matt Director	81,238	30,346	*
Dr. Marybeth K. McCall Director	87,810	30,346	*
David A. Niermeyer Director	97,668	32,414	*
Daniel J. O'Toole Executive Vice President and Chief Credit Officer	184,534	59,986	*
William L. Schrauth Director	72,559	30,346	*
Howard W. Sharp Executive Vice President	180,535	--	*
Dwight E. Vicks, Jr. Director	112,212	22,935	*
John R. Zapisek Director	97,521	30,346	*
John A. Zawadzki President and Chief Executive Officer, Director	514,493	201,264	1.0%
All directors and executive officers as a group (17 persons)	2,891,237	849,764	5.69%

__________

* Less than 1%.

(a) The address of each beneficial owner listed above is c/o Partners Trust Financial Group, Inc., 233 Genesee Street, Utica, New York 13501.

(b) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security for purposes of the Rule if such person has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days from March 8, 2006. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. The table includes shares owned by spouses, other immediate family members and others over which the persons named in the table possess shared voting and/or shared investment power as follows: Mr. Allen - 4,392 shares; Mr. Craine - 52,340 shares; and Dr. McCall - 100 shares. The table includes 849,764 shares subject to outstanding options which are exercisable within 60 days from March 8, 2006 and 858,569 shares of restricted stock that were not vested as of March 8, 2006. The table also includes 27,001 shares held in the 401(k) Plan by executive officers; and 115,195 shares held in executive officer and director IRAs.

PRINCIPAL HOLDERS OF VOTING SECURITIES OF PARTNERS TRUST

The following table sets forth information as of February 14, 2006 with respect to the beneficial ownership of Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.
Names and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)	Percent of Common Stock Owned
Private Capital Management (2) 8889 Pelican Bay Blvd. Naples, FL 34108	4,785,037	9.6%
Jeffrey L. Gendell (3) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	4,581,746	9.2%
Ronald Gutfleish(4) c/o Elm Ridge Capital Management LLC 3 West Main Street, 3rd Floor Irvington, NY 10533	3,138,764	6.3%

(1) Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act, unless otherwise indicated. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 14, 2006. As used herein, "voting power" includes the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares.

(2) Bruce S. Sherman is CEO of Private Capital Management and Gregg J. Powers is President of Private Capital Management. Private Capital Management reports that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Messrs. Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by Private Capital Management's clients and managed by Private Capital Management. Messrs. Sherman and Powers disclaim beneficial ownership of the shares held by Private Capital Management's clients and disclaim the existence of a group.

(3) Jeffrey L. Gendell is the managing member of Tontine Management, L.L.C. ("TM") and Tontine Overseas Associates, L.L.C. ("TOA"), and in that capacity directs their operations. Each of the clients of TOA has the power to direct the receipt of dividends from or the proceeds of sale of such shares. TM, the general partner of Tontine Partners, L.P. ("TP") and Tontine Financial Partners, L.P. ("TFP"), has the power to direct the affairs of TP and TFP, including decisions respecting the disposition of the proceeds from the sale of the shares of the Company. Shared voting power is held by TP with respect to 776,900 shares of the Company's Common Stock; by TFP with respect to 2,668,442 shares of the Company's Common Stock; by TM with respect to 3,445,342 shares of the Company's Common Stock; and by TOA with respect to 974,026 shares of the Company's Common Stock.

(4) Ronald Gutfleish is the managing member of two limited liability companies which each manage one or more private investment funds that hold the listed shares. Mr. Gutfleish has shared voting and investment power with respect to the listed shares and disclaims beneficial ownership of in the Shares, except to the extent of his pecuniary interest therein.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Board of Directors has appointed the firm of KPMG LLP to continue as independent registered public accounting firm for Partners Trust for the year ending December 31, 2006, subject to ratification of the appointment by Partners Trust's shareholders. KPMG LLP was appointed as our independent registered public accounting firm in 2001, and has performed audits for us for the years ended December 31, 2000 through 2005. No determination has been made as to what action the Board of Directors would take if Partners Trust shareholders do not ratify the appointment.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the shares, represented either in person or by proxy, and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as Partners Trust's independent registered public accounting firm for the year ending December 31, 2006.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Partners Trust's independent registered public accounting firm for the year ending December 31, 2006.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

The Audit Committee's policy requiring pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services, provides for the annual pre-approval of specific types of services pursuant to the policies and procedures adopted by the Audit Committee, and gives guidance to management as to the specific services that are eligible for such annual pre-approval. The policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC's rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for the Company. Additionally, the Audit Committee considers whether the independent registered public accounting firm are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm's familiarity with the Company's business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company's ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

COMPARATIVE COMPANY PERFORMANCE

The following graph sets forth comparative information regarding Partners Trust's cumulative shareholder return on its Common Stock since April 4, 2002. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) for the measurement period plus share price change for a period by the share price at the beginning of the measurement period. Partners Trust's cumulative shareholder return is based on an investment of $100 on April 4, 2002, which was the date Partner Trust's Common Stock began trading on the Nasdaq Stock Market, and is compared to the cumulative total return of the NASDAQ Composite and the SNL $1B-$5B Thrift Index.

[THE FOLLOWING WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

	Period Ending
Index	04/04/02	12/31/02	12/31/03	12/31/04	12/31/05
Partners Trust Financial Group, Inc.	100.00	114.31	248.07	169.15	179.41
NASDAQ Composite	100.00	75.17	113.34	123.71	125.66
SNL $1B-$5B Thrift Index	100.00	113.44	170.13	192.82	191.13

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
FOR INCLUSION IN PROXY STATEMENT

Any proposal that a Company shareholder wishes to have included in the Company's Proxy Statement and form of proxy relating to the Company's 2007 annual meeting of shareholders under Rule 14a-8 of the Securities and Exchange Commission must be received by the Company's Secretary at Partners Trust Financial Group, Inc., 233 Genesee Street, Utica, New York 13501 by November 23, 2006. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of proxy for such meeting any shareholder proposal that does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any other proposal for consideration by shareholders at the Company's 2007 annual meeting of shareholders must be delivered to, or mailed to and received by, the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting if the Company gives at least 70 days' notice or prior public disclosure of the meeting date to shareholders.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2005 (which incorporates a copy of our Annual Report on Form 10-K) accompanies this Proxy Statement.

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2005, including the exhibits filed thereto, may be obtained by stockholders without charge by written request addressed to J. Daniel Mohr, Corporate Secretary, Partners Trust Financial Group, Inc., 233 Genesee Street, Utica, New York 13501 or may be accessed on the Internet at www.partnerstrust.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Partners Trust's directors, certain officers and persons who own more than 10% of its Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of Partners Trust's equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Partners Trust, the Company believes that during the fiscal year ended December 31, 2005 all Section 16(a) filing requirements applicable to Partners Trust's officers, directors, and more than 10% owners were complied with on a timely basis, except for one Form 4 for Mr. John Zapisek, a director of the Company, covering one transaction and one Form 4 for Mr. Daniel O'Toole, an officer of the Company, covering two transactions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

By order of the Board of Directors

/s/ John A. Zawadzki
John A. Zawadzki
President and Chief Executive Officer

Utica, New York
March 17, 2006

Appendix A

Audit Committee Charter

Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

The Audit Committee (the "Committee") is appointed by the Board of Directors of Partners Trust Financial Group, Inc (the "Company") to assist the Board of Directors in fulfilling its oversight responsibilities. In addition to the other duties and responsibilities included in this Charter, the Audit Committee's primary duties and responsibilities are to:

  Monitor the integrity of the Company's financial reporting process and internal control systems.

  Monitor the independence and performance of the Company's independent auditors and internal audit department.

  Provide an avenue of communication among the independent auditors, management, the internal audit department, and the Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors, the Internal Audit Department, as well as all necessary books, records, facilities and personnel of the Company. The Committee has the authority to retain, at the Company's expense, independent accounting, legal, or other consultants or experts it deems necessary in the performance of its duties. It is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures, and, to the fullest extent permissible under applicable law, each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company that it receives information from and the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary (which shall promptly be reported to the Board of Directors).

II. Audit Committee Composition and Meetings

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence, experience, finance and accounting knowledge and other qualifications established by applicable laws, rules and regulations and by the Nasdaq Stock Market ("Nasdaq"), and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be familiar with basic finance and accounting practices and be able to read and understand fundamental financial statements. It is desirable that at least one member of the Committee be an audit committee financial expert, as defined by Securities and Exchange Commission ("SEC") rules and regulations. The members of the Committee shall be appointed annually by the Board of Directors, and the Board of Directors shall determine which Committee members, if any, are audit committee financial experts, as defined by SEC rules and regulations. In addition, the Board of Directors shall also determine that the members of the Committee meet the requirements of Section 36 of the Federal Deposit Insurance Act and Part 363 of the FDIC rules and regulations thereunder, including, to the extent applicable, a determination that at least two members of the Committee have banking or related financial management expertise. If a Committee Chairperson is not designated or present, the members of the Committee may designate a Chairperson by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. An agenda should be prepared and/or approved in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the VP/Internal Audit, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. The Committee shall have direct access to management, the persons performing the internal audit function, the independent auditors, and the Company's internal and outside legal counsel, both at meetings and otherwise.

III. Audit Committee Responsibilities and Duties

1. Be directly responsible, and have the sole authority, for the appointment of the independent auditors to be retained by the Company, approve the compensation of the independent auditors, be directly responsible for oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work, and be directly responsible, and have the sole authority, for the discharge or replacement of the independent auditors. The independent auditors shall report directly to the Committee.

2. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence. Each year, the Committee should receive from the independent auditors a formal written statement (Independence Standards Board Standard No. 1) describing all relationships between the independent auditors and the Company, and confirming the independent auditors' independence.

3. Ensure that the auditors comply with the partner rotation requirements and that the hiring of employees that are employed by or were formerly employed by the auditors complies with regulatory requirements of all applicable authorities.

4. Review activities, organizational structure, and qualifications of the internal audit department. Ensure through discussion with the VP/Internal Audit that there are no unreasonable restrictions or limitations. Review and concur in the appointment, replacement, or dismissal of the VP/Internal Audit. Review performance of and related compensation for the VP/Internal Audit annually.

5. Review and approve the overall plans of the independent auditors and the internal audit department, and scope of, their annual audit, other reviews of the Company's quarterly, annual and other financial information, and other examinations of the Company. Advise the internal audit department and the independent auditors of any areas the Committee believes require special attention.

6. Approve, in advance, the provision by the independent auditors of all services whether or not related to the audit. Ensure that prohibited non-audit services are not performed. Establish pre-approval policies and procedures with respect to the approval of audit or non-audit services consistent with applicable laws, rules and regulations and Nasdaq requirements. As part of and not in limitation of the foregoing, the Committee may delegate to a Committee member or members the authority to pre-approve certain auditing services and non-audit services, which member or members shall report any pre-approval decisions to the Committee at its next scheduled meeting.

7. Review the Company's annual audited financial statements prior to the filing of the financial statements with the appropriate regulatory agencies in accordance with the FDIC Improvement Act. Review should include discussion with management and independent auditors of accounting principles, practices, and significant judgments and accounting estimates. Discuss with management and the independent auditors the quality and appropriateness of the Company's accounting principles as applied in the Company's financial reporting. Review the information required by Statement on Auditing Standards (SAS) No. 61 on an annual basis with the independent auditors. Require that the independent auditors review, in accordance with SAS No. 100, the SEC Form 10-Q's and update any material changes in SAS No. 61 information on a quarterly basis. Such updates to SAS No. 61 will be communicated to the Audit Committee Chair.

8. Review separately with each of management, the independent auditors and the internal auditing department any significant difficulties, disagreements or restrictions encountered during the course of the annual audit.

9. Annually prepare an Audit Committee Report as required by the SEC. The report shall be included in the Company's annual proxy statement.

10. Review assessments of management, the internal audit department, the independent auditors (i.e. management letter), and any regulatory agencies concerning accounting and financial reporting issues, control weaknesses, regulatory compliance issues, and/or underwriting and credit administration weaknesses, and determine, if appropriate, whether corrective action has been taken by management.

11. Establish a procedure, incorporated into the Code of Business Conduct and Ethics, for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Committee will investigate all such complaints and report to the Board.

12. Review with management and the Company's legal counsel, if considered necessary, any legal matters that could have a significant impact on the Company's financial statements.

13. To the extent not otherwise reviewed by a committee of independent directors, review all related party transactions for potential conflict of interest situations on an ongoing basis, with all such transactions being subject to approval by the Committee in accordance with Nasdaq rules and requirements. For purposes of this paragraph, "related party transactions" refers to transactions that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K. Item 404(a) of Regulation S-K generally requires, among other things, companies to disclose transactions, currently proposed transactions, or series of similar transactions to which a company or any of its subsidiaries was or is a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest:

(a) any director or executive officer of such company;

(b) any nominee for election as a director;

(c) any security holder who is known to such company to own of record or beneficially more than five percent of the Company's voting securities; or

(d) any member of the immediate family of any of the foregoing persons. (A person's immediate family shall include such person's spouse; parents; children; siblings, mothers and fathers-in-law, sons and daughters-in-law; and brothers and sisters-in-law.)

14. Review annually the independence of each Audit Committee member in accordance with the FDICIA and applicable laws, rules and regulations and Nasdaq requirements.

15. Determine appropriate funding, for payment of (a) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) compensation to any advisers employed by the Committee, and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee's duties.

16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

18. Review and reassess the adequacy of this Charter at least annually and submit recommended changes to the Board of Directors for approval.

REVOCABLE PROXY

PARTNERS TRUST FINANCIAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Date: April 26, 2006

Time: 10:00 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints a member of the board of directors of Partners Trust Financial Group, Inc. (the "Company"), as proxy, such person being duly appointed by the board of directors with the power to appoint an appropriate substitute, and hereby authorizes such proxy to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York 13901, on Wednesday, April 26, 2006 at 10:00 a.m., local time, and at any adjournments or postponements thereof, in respect of all shares of the common stock of the Company which the undersigned may be entitled to vote.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

PARTNERS TRUST FINANCIAL GROUP, INC. - ANNUAL MEETING, APRIL 26, 2006:

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 1-866-289-1738 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/prtr and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Printed on recycled paper

Revocable Proxy

Annual Meeting of Stockholders PARTNERS TRUST FINANCIAL GROUP, INC. Please mark as indicated in this example X

APRIL 26, 2006

		Withhold	For All
	For	All	Except		For	Against	Abstain
1. To elect three directors to serve for three-year terms:				2. To ratify appointment by the Board of Directors of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006:
Nominees:
(01) William C. Craine (02) Gordon M. Hayes, Jr. (03) Dr. Marybeth K. McCall

3. In their discretion, to vote on any other matters that may properly come before the meeting, or any adjournments or postponements thereof, in accordance with the recommendations of a majority of the board of directors.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.				I PLAN TO ATTEND THE APRIL 26, 2006 ANNUAL MEETING OF STOCKHOLDERS

Mark here for address change and note change

Please be sure to date and sign this instruction card in the box below.		Date

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact, and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, each person should sign.

Stockholder sign above Co-holder (if any) sign above
*** IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 26, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.
Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 26, 2006: 1-866-289-1738	Vote by Internet anytime prior to 3 a.m., April 26, 2006 go to https://www.proxyvotenow.com/prtr

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!